Exhibit 99.1

NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

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FINAL TRANSCRIPT

CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

EVENT DATE/TIME: NOVEMBER 08, 2018 / 1:30PM GMT

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

CORPORATE PARTICIPANTS

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

Bruce McClelland ARRIS International plc - CEO & Director

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Amir Rozwadowski Barclays Bank PLC, Research Division - Director, Head of the U.S. Telecom Service and Comm Infra Research & Senior Research Analyst

George Charles Notter Jefferies LLC, Research Division - MD & Equity Research Analyst

Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst

Samik Chatterjee JP Morgan Chase & Co, Research Division - Analyst

Shawn Matthew Harrison Longbow Research LLC - Senior Research Analyst

Simon Matthew Leopold Raymond James & Associates, Inc., Research Division - Research Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the CommScope and ARRIS Transaction Call. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to turn the conference over to your host Eddie Edwards, President and CEO of CommScope. You may begin.

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

Thanks, Lance. Good morning, and thank you for joining us today to discuss CommScope’s acquisition of ARRIS further positioning CommScope to shape the communications networks of the future. This morning, I’m joined by Alex Pease, CommScope’s CFO; and Bruce McClelland, ARRIS’ CEO. We hope you had the opportunity to review the press release we issued this morning as well as the presentation, both are available on the Investor Relations sections of both company websites.

On Slide 2, you will find cautionary language related to forward-looking statements. I will begin today’s call with a brief discussion of CommScope’s third quarter 2018 financial results, which we also released this morning, our stand-alone work for the fourth quarter and full year 2018 and then review the ARRIS transaction. Bruce will also share some background on ARRIS and discuss its third quarter 2018 results.

So starting with a brief overview of our third quarter results on Slide 4. During the quarter, we continued to face challenging market dynamics. While we grew sales and implemented cost-savings initiatives to mitigate the market environment, we are not satisfied with recent performance. For the quarter, we achieved sales of about $1.15 billion, up about 2% year-over-year. We booked orders of $1.04 billion resulting in a book-to-bill ratio of 0.9, which is typical going into the seasonally soft fourth quarter.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

For the third quarter, operating income was $132 million and adjusted operating income was $219 million or 19% of sales. Adjusted earnings were $0.59 per diluted share, up 7.3% from the same quarter last year. As you may have heard on recent earnings calls, major North American service providers have increased focus on free cash flow generation. This is due to a variety of factors, including merger-related dynamics, the timing of certain large projects and the competitive landscape.

Consequently, our customers are taking a more conservative approach with near-term capital spending initiatives, which contributed to results coming in below our expectations as well as our updated outlook. While results were impacted by timing-related spending patterns, we remain confident that the longer-term drivers will lead to stronger service provider spending as operators densify, virtualize and optimize their networks. Strength in Outdoor Network Solutions was offset by declines in inside plant copper and inside plant fiber, which did not meet our expectations in the quarter. As we have previously discussed, we continue to manage technology transitions and shift focus toward our customers as our customers migrate from on-premise to multitenant and hyperscale data centers. We’re making progress with this, albeit from a relatively small base.

We continue to have leadership position in the FirstNet deal and in deployments of our operators to densify their 4G networks in preparation for 5G with our wireless tower top solutions. I believe that we’re well positioned for continued success, especially as the project spending for this initiative is likely refreshed in early 2019.

Turning to Slide 5. I’ll discuss our fourth quarter guidance and our early outlook for 2019. As you read in our earnings release this morning, we have lowered our outlook for the year based on our third quarter results and revised expectations for the fourth quarter. We’re disappointed in the near-term trends in our business, and we’re taking immediate steps to improve our bottom line. While 2018 has been a challenging year, we do not believe it is reflective of the long-term trajectory of the company or the strength of our operating model. The top line has been softer than expected as the near-term capital allocation priorities of certain large customers have shifted. In addition, we believe that their spending patterns also represent a slowdown in capital spending associated with winding down of the 4G cycle before the expected ramp-up in 5G related to spending gains real momentum.

With global scale, investments in R&D, sophistication of our product offerings and deep customer relationships, we are continuing to position ourselves to capture this opportunity as it unfolds. All that being said, we fully recognize that we can and we must take action to fundamentally improve our performance through accelerating top line growth as well as increasing profitability.

To that end, our Board and Management team conducted a comprehensive evaluation of our business and evolving industry with the assistance of an independent advisers. The objective of this assessment was to: one, find ways to drive outsized growth in our core markets; and two, to identify growth opportunities in adjacent markets through innovation and acquisition in order to refine a path toward attractive shareholder returns.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

As part of that assessment, we evaluated both organic and inorganic options, focusing on value-creation potential and strategic fit with CommScope. And that brings us to the transaction we announced today.

Turning to Slide 7. We believe the acquisition of ARRIS is the best path for CommScope to drive growth and shareholder value over the near and long term, and we’re very excited about this opportunity. Over the past 10 years, customers have come to depend on the connectivity for many things, from online research and shopping to reading the newspaper or watching curated news, to learning a do-it-yourself fix in their home, to keeping track of their daily lives. We expect the next 10 years to be a period where we are not only connecting through our personal devices, but also connecting millions of things that will provide data to cloud-based platforms. This will enable these platforms to further transform our lives through automation, providing decisions and recommendation that make our experiences richer and more personalized.

While the data that enables this will be analyzed in the cloud, these things will reside in our factories, in our cities, in our buildings and also in our homes. Strategically, this transaction will position CommScope to be the leader in enabling the connected lifestyle and playing a part in unlocking the potential of the Internet of Things.

From a financial standpoint, the transaction is highly compelling and immediately accretive. By the end of the first year post close, we expect the acquisition of ARRIS to be more than 30% accretive to earnings. And for the combined company to generate about $1 billion of cash flow from operations, excluding transaction and integration cost and other special items.

We expect the addition of ARRIS to increase CommScope’s product addressable market to more than $60 billion, and we believe it will unlock access to future high-growth areas like private networks and connected homes.

On a personal note, we have known Bob and Bruce as well as the ARRIS team for years. We highly respect them and welcome this opportunity to bring our teams together. We respect what ARRIS’ leadership has done in this business, and that includes recent acquisitions, especially the Ruckus portfolio and brand.

For several years, we have watched quite closely as Ruckus has grown to become a strong leader in the market. The Ruckus team will be a critical and highly complementary addition to CommScope. And ARRIS’ global leadership and high-performance cable Edge Routing and fiber-optic and RF access transmission technology is very complementary to CommScope’s leading fiber and connectivity portfolio.

On Slide 8, you can see how the combination will accelerate our vision to shape the communications networks of the future. There is very little product overlap, rather our product offerings are extremely complementary, and we expect over time to be able to provide better overall solutions to solve challenging problems that our customers face when building the networks of the future.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

Our highly complementary offering footprints and customer relationships provide significant diversification and the transaction strengthens our positioning in the segments with highest growth potential. With much of the new spectrum being planned for 5G around the world being mid and high bands, we expect a greater amount of wireless connectivity infrastructure to be needed indoors and utilizing both licensed and unlicensed technologies, which the combined company will now have. We also share a customer first culture that emphasizes innovation, giving us confidence in our ability to achieve seamless integration.

Slide 9 provides an overview of the transaction. Following closing, CommScope will continue to be led by an experienced Board of Directors and management team that builds on the strength of both companies. I will continue as President and CEO of the combined company, and Bruce and other members of the ARRIS leadership team joining the combined company in senior roles. As you read in the release this morning, the Carlyle Group is committed to investing $1 billion in CommScope to support the transaction. And 2 members of their team will join our Board of Directors. We are thrilled and fortunate to have Carlyle reestablish the minority ownership in CommScope and their renewed interest in our company speaks to our history of collaboration and positive results. It is the testament to the value we created in the past and the significant upside potential Carlyle sees for the combined company in the years ahead.

Alex will provide more information about the financial details later in the presentation.

Finally, the transaction is expected to close in the first half of 2019 and is subject to customary closing conditions and approval by ARRIS’ shareholders. I’d now like to turn it over to Bruce McClelland, CEO of ARRIS, who will give you some background on ARRIS and review its third quarter results.

Bruce McClelland ARRIS International plc - CEO & Director

Great. Thanks, Eddie, and good morning, everyone. What an exciting day for both companies. So I know that many of you already follow or know of ARRIS, but for those newer to the company, ARRIS is a global provider and innovator in broadband, video and wireless technology. And while perhaps we’re not a household name, you can find many of our products in a vast number of consumer homes and businesses around the world.

Our primary focus is working closely with both service providers and enterprise customers, developing innovative connectivity solutions, enabling the mass adoption and deployment of the Internet to consumers and businesses around the world. We’re really at the ground floor of connecting people and devices to content and services that enrich our daily lives. We have a diversified line of products and services with strong leadership positions across our 3 business segments. Network & Cloud, which encompasses high-performance Edge Routing platforms and fiber-optics and RF transmission equipment, along with specialized video processing technology, enabling the efficient distribution of ultra HD video.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

Customer Premises Equipment, or CPE, which provides the industry’s broadest lineup of both video and broadband devices. And enterprise networks, which provides wired and wireless networking equipment and services that supports our ever-growing ever-connected world. Each of these businesses are supported by an extensive network of experts, providing a broad range of specialized professional services to both service provider and enterprise customers.

We will also bring significant customer and geographic diversity to the combined company with presence in 73 countries, driving over 40% of our revenue outside the U.S. with 1,700 service provider customers and approximately 10,000 enterprise channel partners. And then if I can go off script for a minute, I just want to take a minute to tell you why I’m so excited about this combination, emphasize several of Eddie’s points. When we acquired Ruckus last year, we addressed 2 primary imperatives for the company. The first was to begin the journey to diversify the company and build a strong enterprise lineup and sales channel. The second was to strengthen our wireless capabilities and know-how, and I’ve been really pleased with the progress we’ve made this year against both those goals. But I knew this was really just the first step and that we needed to aggressively build on these initiatives. And I really believe that the combination of the CommScope and ARRIS teams will significantly accelerate these efforts. We’ve now created a unique company that we believe has by far the strongest lineup of wireline access and wireless products addressing both the unlicensed Wi-Fi marketplace and the licensed and shared spectrum model space.

And we’re creating an incredibly powerful go-to-market team with 2 of the best cable, telco and satellite service provider teams and a multifaceted enterprise sales team building on both direct and distribution sales models. I think the CommScope and ARRIS management team know each other very well. We have a real common heritage in value system, and we’re both driven by innovation, and as Eddie said, putting the customer first.

We believe the result is going to be great for customers, really exciting for employees, and it provides an excellent return for ARRIS investors and a phenomenal opportunity for investors in the new company. So I couldn’t be more excited. I look forward to working with Eddie and Alex, the rest of the CommScope team to achieve great results for the combined company.

Now before turning it back to Eddie, I’d like to highlight a few items from our third quarter results posted this morning. Non-GAAP earnings per share were $0.68 on sales of $1.65 billion, benefiting from a strong product mix and lower operating expenses. We generated $221 million of cash from operations, which was excellent, has invested $353 million year-to-date on share repurchases. The ARRIS team remains laser-focused on our strategy in collaborating with our customers.

So with that, I’ll turn it back to Eddie and Alex to complete the discussion on the combination. Eddie?

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

Thanks, Bruce. We’re excited about working with you and welcoming the ARRIS team to CommScope. We believe that with this transaction, we can achieve growth and success that neither company could achieve on its own. To build on this theme, I’d like to discuss the key strategic and financial benefits we see from the transaction, as outlined on Slide 11. The benefits to both companies are clear, and we will drill down into each of these 5 buckets on the following slides.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

Looking forward, we see significant long-term growth trends as shown on Slide 12. These include network convergence, fiber and mobility everywhere, the advent of 5G and fixed wireless access, Internet of Things and rapidly changing networking and technology architectures.

Let me spend a few moments discussing these and the impacts we believe they will have on our industry. First, our customers will increasingly require seamless wireless experience everywhere they go. They don’t necessarily care if this experience comes over licensed or unlicensed spectrum, but they want it to work and they want it to work without delays. We are seeing an increased demand for end-to-end integrated solutions from our key customers, and we expect this trend to accelerate. Changing networking and technology architectures has decreased the cost per bit, are enabling new use cases and driving ever more demand. A great result will be the convergence of licensed and unlicensed spectrum using 4G and 5G with Wi-Fi in existing and new bands opening the new opportunities in private network and the Internet of Things.

We are seeing fundamental shifts in our customers’ business models. Mobile network operators are becoming a provider of bundled wireless and mobile plus home broadband services. Multisystem operators are likely to compete by bundling wireless, content and broadband services and MSOs will likely become at-scale fiber backhauls providers to the MNOs. Finally, we expect 5G to accelerate the convergence of technologies and increase bandwidth and capacity at a lower cost per bit, which will enable many new possibilities. However, much of this capacity is likely to come from mid-band and high-band frequencies, which will require differences in deployment areas as well as the technologies needed. As an example, fixed wireless broadband will likely be enabled by 5G as an alternative to wired broadband. This would increase the competitive landscape between the service providers for connectivity to the home and also increase the importance of reliability in the home. The change in investment priorities of our customers will create new opportunities for the combined company, which we will be well positioned to capitalize on.

By combining best-in-class capabilities from CommScope and ARRIS, we will be able to develop new comprehensive solutions that will shape the future of wired and wireless. I will talk to each of these solutions in detail, but broadly the combined company will be able to create new end-to-end solutions, such as the following examples shown on Slide 13. Integrated residential broadband delivery for telecom and cable companies, venue coverage and capacity solutions, wired and wireless solutions for macro, metro and enterprise customers, create an opportunity for the future in private networks and connected home offering anchoring on ARRIS home gateways.

Slide 14 reflects more detail about integrated broadband access offerings for the world’s largest customers. By bringing our offerings together, the combined company will be positioned to provide solutions from content management to head and central office to the home and in the home for both the MSOs and the MNOs. Together we will provide an end-to-end solution for these customers and new

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

co-host with faster time-to-market and lower total cost of ownership. The transaction will also enable CommScope to develop end-to-end solutions to provide coverage and capacity in venues, where a large number of consumers could come together and want to continue to stay digitally connected to the rest of the world.

We see this as critical in many applications from stadiums to airports and rail stations to convention centers and hotel complexes. While CommScope offers its OneCell solution and LTE small cell and structured cabling and ARRIS offers its complementary Wi-Fi solution and CBRS picocell, along with a complement of switches, neither company has or had a complete solution across the licensed and unlicensed spectrum until now.

Leveraging both of these capabilities, the combined company will provide an end-to-end integrated offering for in-building connectivity with further potential to integrate more fully to a unified cloud control platform for all connectivity. CommScope and ARRIS combined will have far greater abilities for wired and wireless connectivity needs at macro sites and metro sites when combining CommScope antennas, cabling and site capabilities with ARRIS’ Wi-Fi capabilities.

Additionally, we will be positioned to offer a completed wired and wireless offering for enterprises that include switching, cabling and connectivity and wireless access points using both licensed and unlicensed technologies. Another opportunity is private networks for industrial, enterprises and public venues on Slide 15. Increasingly, the reliable connectivity needed for Big Data-driven automation and mission-critical network applications is leading stakeholders to build private networks. These private networks are often built by either our existing customer or by integrators, who work as facilitators of these key connectivity needs.

A comprehensive solution will be key to winning in private networks with components, including both small cells and Wi-Fi access points, using both licensed and unlicensed spectrum and with both localized and cloud-based switching and management systems. Additionally, we see this space to evolve and grow to use lightly licensed spectrum for our spectrum access system, or SAS, and a virtualized evolved packet core. A 6 gigahertz spectrum gets added to for unlicensed use we anticipate will also be managed by database much like our SAS product, and we expect our expertise here to carry over to the Wi-Fi space. We are confident that our solution will be highly attractive to the traditional MNOs, MSOs and neutral hosts and enterprises themselves. With this lineup, we expect CommScope to be a strong competitor in the marketplace and a better partner for our customers.

Moving to Slide 16. Connected homes represent significant upside in ARRIS’ CPE business providing the platform to develop a compelling connected home offering. We expect the advent of 5G and fixed wireless access to create another battle between operator models for consumer broadband and we expect the in-home network to be one of those key battlegrounds. ARRIS’ strategic in-home presence provided by its broadband gateway and CommScope’s complementary FTTH products are key components of a comprehensive in-home connectivity solution, which we believe will provide substantial growth opportunities for the combined company.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

CommScope’s capabilities around licensed spectrum, along with ARRIS’ position in connected home may allow a new level of reliable connectivity in the mesh home Wi-Fi networking space. CommScope’s antenna knowledge and network trials around 5G fixed wireless access combined with ARRIS’ complementary broadband CPE capability allows the combined company the optionality to become a leader in fixed wireless access to the home as well as the mesh, wireless leader in-home. We believe that this ongoing evolution will make the home a competitive battleground for wireline and wireless players, and we will be best positioned to win.

On Slide 17, I’d like to take a moment to discuss ARRIS’ Customer Premise Equipment business and the broader market dynamics. Globally, CPE is about a $20 billion market comprised of both video and broadband equipment. Video CPE is expected to continue to decline, while broadband continues to grow. ARRIS’ CPE business trend is aligned to market trends, but we like to risk return trade-off due to the strategic position with the home and its solid cash flow generation. As we evaluated the CPE business, there are a few points that are important to consider. ARRIS’ CPE business has been the — has had a leading position with key customers, which can enable CommScope to cross-sell non-CPE products. While video has been in decline, broadband is slowing, and we expect this to continue. In addition, while the U.S. business has been under pressure, we expect the international momentum to continue.

We expect the business to be driven by technology cycles like DOCSIS 3.1, Wi-Fi 6, IP video and 4K high dynamic range TVs. CPE is the majority of ARRIS’ revenues, but it’s important to note that it will be a small portion of our pro forma EBITDA. Finally, we have plans to manage this business efficiently with cost opportunities available to help us improve profitability and cash flow.

From a strategic perspective, the connection to the home could be a significant advantage for our combined company. The gateway is critical to an operator’s ability to deliver subscriber experiences, service and mobility. Our potential solutions include the comprehensive CPE and wireless LAN solution as an anchor to our smart devices and multimedia needs, network access and customized CPE to enable fixed wireless access and fixed wireless access and fiber-to-the-home to satisfy ever-growing bandwidth demand and network densification needs.

We have the opportunity to shape home Wi-Fi management, and we have the combined potential to redefine in-home connectivity. Now let’s discuss the scope of this transaction on Slide 18. As a combined company, we will be better positioned not just to adapt to, but to indeed shape the future of wired and wireless communications. ARRIS will enable CommScope to address new and growing markets while straightening its geographic footprint. We believe that the combined company will have a global position reach and financial means to drive new and innovative solutions for customers while creating significant value to shareholders. CommScope and ARRIS will also share technical expertise with combined approximately 15,000 patents and about $800 million in average annual R&D investment.

Slide 19 illustrates the significant high-growth addressable markets that we expect to unlock together. With ARRIS, we expect to more than double our PAM to more than $60 billion and that base is expected

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

to grow. CommScope’s current PAM at about $25 billion is primarily wired and wireless network infrastructure and grows primarily in the fastest-growing small cells, metro cells and inside plant fiber markets. Nicely complementing this is ARRIS’ current PAM of more than $35 billion, which is primarily in CPE, network access and wireless LAN solutions with growth primarily in network access and wireless LAN. As told, by unlocking future high-growth areas such as the smart home and private networks, the combined company PAM is expected to give us a better opportunity to accelerate our top line.

Turning to Slide 20. Let’s discuss our customer opportunity. For more than 40 years as communications infrastructure leader, we have shaped the network of tomorrow. There has always been an overriding company objective to continually enhance our relevance with both existing and prospective customers. This combination of CommScope and ARRIS is a progressive strategic move that not only broadens our capabilities, but significantly enhances our global value proposition in end-to-end communications infrastructure solutions. So what does that mean? The combination makes us more relevant to our existing customers and partners, and it improves our overall value proposition to new customers and partners.

In addition, our highly complementary offerings, footprints and customer relationships provide significant diversification and present us with a significant growth opportunity. As Bruce noted, looking forward, we see long-term growth trends in network convergence, fiber and mobility everywhere, the advent of 5G and fixed wireless access, the Internet of Things and rapidly changing network and technology architectures. Together, we will be better positioned to evolve and succeed.

Those of you that are familiar with CommScope know our track record of successfully integrating large scope acquisitions, which goes back to 2004 and covers 6 significant deals. Slide 21 also demonstrates our ability to think ahead of the curve and pursue transactions prior to or in the beginning stages of disruptive events. First with the Internet explosion, then the rise in mobility, followed by the digital revolution and bandwidth demand.

Today, we are again looking to capitalize on emerging trends and advance the push to 5G. As we have on past deals, we expect to work together with Bruce and the ARRIS team to achieve a seamless integration, including realizing the projected synergies, while continuing to drive growth and ensuring there is minimal, if any, impact on our customers and business partners. As I mentioned, we have known Bruce for a long time and have a tremendous amount of respect for him and his team. They will be key to this effort. Both companies have a rich history of successful acquisitions. And by adding ARRIS to our long record of growth and success with disciplined M&A, we are well prepared for and look forward to what 2020 and beyond promises.

I’ll now turn it over to Alex Pease, CommScope’s CFO, to discuss the financial profile of the combined company on Slide 22.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

Thanks, Eddie, and I first want to say just how excited I am to be part of this transformative deal. It’s truly a great day for of the combined companies. Since joining CommScope in April, we’ve been clearing our commitment to identifying and pursuing opportunities to drive solid growth in core and adjacent markets through innovation and accretive acquisitions. Today, we’re following through on that commitment. This transaction checks all the boxes as shown on Slide 22. First, it drives substantial cash flow generation, expected to be about $1 billion in the first year as a combined company, excluding deal-related expenses. This will allow us to focus on reducing our debt level, while also strategically investing back into the business.

Second, it creates meaningful annual run rate cost synergies of more than $150 million with the potential upside of revenue synergies that we have not reflected in our projections. Third, it’s expected to be more than 30% accretive to adjusted EPS by the end of the first full year after closing and it also expands our addressable market, which we expect to be more than $60 billion. We have highlighted the independent strengths of both companies, but let’s look at Slide 23 for an overview of the strong financial profile of the combined company.

For the 12 months that ended September 30, 2018, on a pro forma basis, the combined company would have generated revenues of approximately $11.3 billion from a well-balanced lineup and customer base with adjusted EBITDA of approximately $1.8 billion. On the right side of the chart is a representative look at profitability of the combined company. While we allocate cost differently, this illustrative example is meant to show that while CPE may be a large portion of overall revenue, we expect it to be a much smaller portion of overall profitability with the significant strategic optionality and upside that Eddie mentioned earlier.

CommScope has a proven track record of successfully delevering in previous transactions, which is highlighted on Slide 24. In the most recent case, we reduced net leverage from roughly 5x to 3.9x, which reflected $1.4 billion in debt repayments since the acquisition of BNS in August of 2015. We expect to have similar net leverage at the closing of the ARRIS transaction, and we intend to use our strong free cash flow to drive leverage down from the expected 5.1x at close to our interim target of roughly 4x in the second full year after closing.

Over the long term, we’re targeting net leverage of between 2 and 3x EBITDA.

On Slide 25, you can see our increased scope will also provide substantial cost synergy opportunities. We expect to achieve annual run rate cost savings of at least $150 million within 3 years post close, driven primarily by natural synergies and back-office redundancies, procurement-related savings and deploying a lean operating model across both companies globally to drive operational efficiency. From a timing standpoint, we’re targeting $60 million in the first year, $125 million in the second year post close, and we expect to be at our full synergy run rate of at least $150 million within 3 years. As Eddie mentioned, we have a strong track record of delivering on our synergy commitments, and this is most recently proven by overdelivering on our BNS synergies by nearly 30%. We also see the potential for revenue synergies, but we’ve not reflected this in any of our financial projections.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

We’re also pleased to resume our collaboration with the Carlyle group in support of this transaction. Carlyle is one of the world’s largest and leading private equity firms with a deep expertise in the telecommunications industry and extensive knowledge and experience with CommScope. Carlyle took CommScope private in 2011. Following the IPO in 2013 and until their full exit in 2016, the CommScope investment ranked near the top in Carlyle’s history. Carlyle has agreed to invest $1 billion of convertible preferred equity with a 5.5% coupon and $27.50 initial conversion price. Assuming conversion, Carlyle will own approximately 16% of the combined company.

In connection with this announcement, as Eddie mentioned earlier, 2 Carlyle representatives will also be joining the combined company board. We truly appreciate Carlyle’s support for the transaction and long-term vision for our company, and we look forward to partnering with them again to drive enhanced returns for all of our shareholders.

On Slide 27, you will see the financing overview. Importantly, there are no conditions to financing the transaction. We’re financing the transaction through a combination of cash on hand, borrowing under existing credit facilities and $6.3 billion of incremental debt and the $1 billion Carlyle investment I just discussed. This structure assumes full repayment of ARRIS’ outstanding debt, which was approximately $2.1 billion as of September 30, 2018. While subject to customer and closing conditions, we project closing in the first half of 2019.

And that concludes my financial review. So I’ll turn the call back over to Eddie for some final remarks on Slide 28.

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

Thanks, Alex. Before we open the call for Q&A, I’d like to, again, highlight the compelling value and benefits we believe this transaction will deliver to both companies’ shareholders, customers, partners and employees. We are confident we will achieve solid growth in core markets as well as entry into newer higher-growth markets. Over the long term, we believe this transaction will also resolve and reduce volatility and enhance shareholder value. Customers and partners will gain access to complementary and end-to-end infrastructure solutions, allowing us to comprehensively address their need and open new exciting opportunities. We are also focused on what this means for employees of both companies and the breadth of offerings, development and advancement opportunities we expect from this combination. As you can see, we’re clearly excited about what this will provide to all of our stakeholders, and we look forward to working together to deliver those benefits as efficiently and seamlessly as possible.

With that, I will open it up for Q&A and turn it back over to Lance.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Your first question comes from the line of Amir Rozwadowski from Barclays.

Amir Rozwadowski Barclays Bank PLC, Research Division - Director, Head of the U.S. Telecom Service and Comm Infra Research & Senior Research Analyst

A couple, if I may. First and foremost, when thinking about CommScope’s organic business, the pattern over the last several quarters is that there has been a lot of choppiness with respect to some of your customer flow at the moment. We obviously saw a reset of the guidance expectations for 2018. How do you give investors comfort that this is sort of the next — sort of achievable bar of expectations sort of set out there in terms of sort of the business trends that you’re seeing? And then the second question I have, if you go back to your Analyst Day, you folks have suggested that leverage taps some of the flexibility in terms of the deals that you could be looking at. What changed with respect to the ARRIS transaction in your desire to be willing to take leverage up to the sort of 5x at the higher end of where you have been before in terms of leverage? How do we think about sort of the strategic benefits and ability to delever going forward here? And then lastly, the $150 million in synergy seems somewhat conservative. I know you folks mentioned on the prepared remarks, your ability to outperform synergy targets at the moment, is that something that we should be thinking about when contemplating this transaction?

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

Okay. Amir, I’m going to let Alex start on this, and I’ll add to that colors as that go along.

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

So, Amir, let’s start with the leverage. At closing, we anticipate being at 5.1x, which is well within the company’s history of leverage and their ability to manage it at that level. So I think we got comfort given the strong track record of the combined company as well as the significant cash flow that this transaction represents. Just to highlight something Eddie said, it’s more than $1 billion a year or about $1 billion a year of cash flow, and we expect to use that to delever quite quickly down to our target range of 2 to 3x. I think the other dynamic that evolved since the Analyst Day was the interaction of Carlyle into some of our strategic discussions. And I think the support that they provide both in terms of just being extremely experienced with the company, understanding the through-cycle growth trends and the through-cycle value creation that the company can deliver as well as just being an extremely valuable partner in validating the overall strategy really made us comfortable with the leverage targets that we’ve articulated. On $150 million synergy target, our view is that the company has a extremely strong track record in delivering synergies. As I mentioned in my remarks, we overdelivered on the BNS synergies by about $30 million and certainly, we will strive to overdeliver on the number that we’ve articulated here. One thing that’s different about this deal is, as Eddie mentioned, the 2 companies are highly complementary and there is a substantial strategic upside in revenue synergy opportunities. So we’re going to proceed very carefully in terms of making sure we unlock the strategic promise and the growth potential. And do that while still getting back-office synergies, but being prudent in terms of how we do it. And then on your last point regarding comfort and how this combined company really delivers on the strategic promise, I’ll let Eddie and Bruce articulate some of the rationale there.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

I’d like to add you — as you first started your questions, you talked about choppiness in the model, and I’d like to add something there. For those that have followed CommScope over the last decade or so, you’ve seen as the GEs wound down, you have slowdown in the market. You also have choppiness that increases. What we’re seeing here at the same time is 4G has matured, and as we start to see the beginnings of 5G, we’re seeing the capital needs of many of our large customers change materially as they have gone into other areas outside of just being a service provider or a network operator. And so we have to compete for infrastructure product, along with the needs of our customers’ capital needs. What I think can help that — so that’s the choppiness example from my standpoint. What I believe can help that is if you look at the benefits that putting these 2 companies together, with CommScope primarily being a passive product infrastructure provider and ARRIS having a lot of active-type devices, we see that is a great potential. We also see the benefit of in the enterprise market between our in-building cyber products, which I’ve talked about as well as their Wi-Fi access points, which we think Ruckus is a great and growing platform to benefit from. Bruce?

Bruce McClelland ARRIS International plc - CEO & Director

Just, I guess, couple thoughts, right, I mean, the fundamentals that underpin both of our businesses are really twofold, one around bandwidth and the growth in bandwidth consumption and the second is around connectivity. And what — the other opportunity we’re addressing is the technology upgrade cycles to deliver on those 2 things. And I don’t think anybody would deny the long-term trend towards increasing bandwidth and improving connectivity and that’s what the combined company is addressing and long term, that fundamental is going to be very positive for us.

Operator

Your next question comes from the line of George Notter from Jefferies.

George Charles Notter Jefferies LLC, Research Division - MD & Equity Research Analyst

I guess, I want to go back to the leverage ratio, if you don’t mind. The 5.1, I believe, excludes the convertible preferred equity that’s going to go to Carlyle, if you can just comment that would be great? And then also I appreciate the slide you put out there on Slide 24 and look at the peaks in terms of leverage ratios historically. But at the same time, I think you could argue there are significant pressures on the wireless side of the business. You now own a set-top box business that’s declining in a peaking economic environment. I guess, I’m wondering if, in light of those things, maybe the historical precedents on the net leverage ratio maybe or entirely applicable here. Just going back to why you thought like 5.1x is the right leverage ratio here given all those things?

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

Sure, thanks for the question, George. I mean, just to underscore, we think 5.1 is extremely prudent given the cash-generating strength of the business. So again, almost $1 billion a year of cash, $1.8 billion a year of EBITDA. We can more than comfortably coverage — cover our fixed charge commitments even with more than 50% decline in the EBITDA. So we feel extremely comfortable that the leverage we’re putting on the company is prudent. To just qualify one of your questions, it does exclude the Carlyle

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

commitment. We do have the option to pick the Carlyle cash interest if required, and we believe that, that instrument is treated largely as an equity instrument more than a debt instrument. On some of the points you mentioned around set-top box and our exposure to that, as Eddie mentioned, we actually view the broadband side of the set-top box business as really a strategic weapon and giving us an opportunity to gain access or ownership of the home, which is going to be a part of the strategic battleground as 5G unfolds. It’s important to note that there is a significant amount of R&D investment that goes into that business. It does generate a substantial amount of cash. And as Bruce and Eddie get into really understanding the opportunity behind set-top boxes, there is an opportunity to leverage that for even more cash if they decide to go down that path. So I think we feel comfortable really on all fronts. Eddie?

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

No. I was going to talk about CPE business. I think you covered all the parts that wasn’t discussed.

Operator

Your next question comes from the line of Samik Chatterjee from JPMorgan.

Samik Chatterjee JP Morgan Chase & Co, Research Division - Analyst

I just want to first ask on the 3Q results here for the stand-alone business, CommScope business, and can you help me reconcile your comments around kind of the tightening of spend you’re seeing from the North American service providers versus what you reported as kind of revenues from the U.S. being up, I think, 10% year-on-year and similarly, we saw kind of in this quarter, the revenue decline from Asia accelerated away to, I think, negative 18 versus negative 10 last quarter. Are you seeing any change in the competitive dynamics here? Is this more of an acceleration and you’re stepping away from lower-margin businesses, how do we think about this weakness in Asia?

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

Okay, so I’m going to take the last part of that. What we saw was slowdown in Asia PAC in 2 regards. Australia, we had a slowdown with some customers there. Normal expectation of as they are nearing completion of some projects. In the India area, India and other parts of Asia, we see extreme price competition. We have determined that there is a price below where we will not go, and we see it going to be more of an export platform than we do revenue. This is primarily in wireless, the enterprise side of the market is more normal, but from the wireless side of the market, it is highly competitive and we would prefer to use our assets to support better markets.

Samik Chatterjee JP Morgan Chase & Co, Research Division - Analyst

On North America side?

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

Okay, on the North America side, I think what we talked about is that we saw some slowdown among some of our larger customers. Although it was up, we were up in outside plant, but we did slow down in some of our North American customers, our larger customers, as they have used some of their balance

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

sheet for other needs. And so I think it’s — I think I had mentioned that in my narrative. Our business with them we think is equal to where it has been. We have a very good relationship with the customer base here in North America. We don’t think that has changed. We think it’s just timing and other needs of cash.

Samik Chatterjee JP Morgan Chase & Co, Research Division - Analyst

Got it. One quick clarification, does this acquisition need approval in China as well?

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

We need to move on. So let’s go to the next question.

Operator

Your next question comes from the line of Shawn Harrison from Longbow Research.

Shawn Matthew Harrison Longbow Research LLC - Senior Research Analyst

One brief question, one maybe a bit more in depth. Eddie, you guys have struggled with price deflation here, particularly in North America. As we look at next year in that, I guess, preliminary guidance, is it getting any worse? Or you’re seeing any increased competition there? And then I know on ARRIS, it’s dealing with input cost issues. How do you manage that volatility as a combined company, you don’t see earnings volatility down the road? And then I have a brief follow-up for Alex.

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

I think, Shawn, what we’ve talked about in earlier calls is that we — when we saw price compression earlier in the year, we talked at length about we have plans in place, which we are on target to meet during the course of this year and into next year to make up for some of that price compression. We’re not seeing anything out of the norm other than those types of things. It’s a competitive market. We have to be competitive, but there is nothing really outside the norm that we’re seeing today.

Shawn Matthew Harrison Longbow Research LLC - Senior Research Analyst

And then just ARRIS with the memory input cost issues, how do you manage that risk going forward given the volatility they have seen over the past, let’s say, 18 or 24 months?

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

So I’ll let Bruce answer that.

Bruce McClelland ARRIS International plc - CEO & Director

Yes, Sean, the way I think of that is really 3 different areas that we’ve had headwind for last 18 months. The first is around different types of memory components. The second is around a variety of different other kind of commodity parts like capacitors, MLCC, et cetera. And the third most recently is around the China import tariffs. So on the first one on memory, what we’ve seen is not just a flattening, but some signs of improvement around memory cost going forward. We’ll see what 2019 has to hold for us, but indications are that’s going to get better for us next year. On MLCC, in particular, which has been a big

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

cost fill out this year, we’ve seen the cost on that flatten at this point, hopefully, they don’t get any worse are the indications we’re getting at this stage and then as 2019 progresses, well, this is going to depend on kind of the entire market demand around these types of devices and we’re not anticipating that getting worse at this stage. And then finally on tariffs, which we heard about quite a bit recently, the ultimate solution is moving the actual production of these products outside of China, and we’re well underway on achieving those goals and expect to be completed in the first half of the year. But I really feel like we’ve got most of these things under control at this point.

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

And then I’d like to add to that on the tariff situation. We have taken aggressive action to mitigate probably 75% of what we thought the original cost was. We will surcharge as appropriate to mitigate much of the balance. So we think for this year, it’s not going to be a material issue. We’re doing the same thing that ARRIS is doing to relocate manufacturing to other nontariff parts of the world. And so those steps are well underway, and we think that we can mitigate much of the cost that we could see otherwise. There is a question that we’ve been asked a lot by people this morning is that — that is the approval process of this deal, and what we have to do and is 1 particular country called China involved in that approval process? The answer to that is no. We think that we’ve been well advised. And we do have to get approval in some other countries, but China would not be one of those.

Operator

Your next question comes from the line of Mark Delaney from Goldman Sachs.

Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst

First, on the combined company, Eddie, appreciate all the comments on the potentials for what the companies can do together. I was hoping you can give us a little bit more sense as to — those joint opportunities, is that more about cross-selling products or just obtain — I know CommScope always tries to deal in terms of solution-led sales? Or is this more of about creating brand-new types of products or you’re going to take technologies form each of the companies to create those brand-new products? Anymore color on that would be helpful. And then I have a follow-up next.

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

I think the answer is yes. I think we expect cross-selling certainly within the enterprise part of ARRIS, which is the Ruckus business. We do expect with high in-building cyber products as well as our traditional enterprise products that can go in concert with their business, we think that, that’s benefit to us. In the Network & Cloud business, they have a design and implementation business in the hyperscale. This was a pleasant surprise as we did diligence to learn that. They have relationships with many of the customers that we’re trying to develop relationships with. So we think that, that is a mutual benefit as we get into this market on a more meaningful basis.

Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst

Okay. My follow-up is actually on the ARRIS side of the business. I believe the ARRIS revenue came in below guidance maybe for this quarter. Maybe help us understand the drivers for that? And you guys are

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

thinking about the intermediate term outlook for ARRIS that you discussed, and I was hoping a better understanding, what’s baked in for ARRIS fundamentals relative to maybe where consensus is modeling in terms of what’s the assumption that’s baked into the 30% accretion number that you talked about in terms of what ARRIS could mean for CommScope?

Bruce McClelland ARRIS International plc - CEO & Director

Yes, so on our third quarter results, I think you saw our profitability coming in as expected with a little softer top line. And 2 real reasons for that, one is around the mix of software licenses. We’re stronger in the quarter, which helped in the bottom line. The top line is a little softer when we sell licenses instead of hardware, but the profitability is good. And then the second, we did have some component shortages as we finished the quarter, and so just a matter of timing on some of the shipments in the quarter. So not a lot of big variation there, those are kind of the 2 factors in the quarter.

Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst

In consensus, ARRIS numbers are reasonable, in terms of what was behind the assumption of ARRIS potentially being greater than 30% accretive at the end of the first year post close?

Bruce McClelland ARRIS International plc - CEO & Director

Yes, I think the way to think of it — sorry to interrupt, Alex, is you think about the market opportunity here and the amount of CapEx that we expect to be spent next year. And I think overall across the industry, we expect kind of low single-digit market capital — CapEx increase next year. And so the opportunity for the combined company is to go capture our share of that and that’s the thesis behind the projection.

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

And just to echo what Bruce is saying, we do believe that there is greater than 30% accretion opportunity even in the face of a flat 2019, as Eddie guided. A lot of that depends on what you assume about our closing time line. We have assumed a close in the first half of the year. But again, we do see significant accretion opportunity to the business.

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

And operator, we have time for one more question.

Operator

Your next question comes from the line of Simon Leopold from Raymond James.

Simon Matthew Leopold Raymond James & Associates, Inc., Research Division - Research Analyst

Just real quick one, easy hopefully is the tax rate for what the combined company might look like. And Bruce, if you could give us a split of Network & Cloud and CPE, I’d appreciate that. My broader question gets back to the tariff issue. I appreciate that you guys are both moving manufacturing out of China and that helps address the cost in the long run. But in terms of trying to set expectations, I assume you’ve both faced tariff pressure in the first half of 2019. I’d like to get a better understanding of how to think about that, specifically how it affects the timing of your customer purchases as well as your own operations? So tax, Network & Cloud and CPE split, and then the big tariff question.

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NOVEMBER 08, 2018 / 1:30PM GMT, CommScope Holding Company Inc to Acquire ARRIS and Q3 2018 Earnings Call

Marvin S. Edwards CommScope Holding Company, Inc. - President, CEO & Director

Let me answer the tariff question. We are not, on the face of it, moving out of China. We’re going to redirect what we make and where it goes. So we still have significant manufacturing capacity in that market as we do in India. And so we will realign where certain products are made and where their destination is. So that will be one way we mitigate. The other is that we will displace some of the outsourcing that we do to other places so – and possibly insource some of the products that we have made there. So it’s a combination of both. I think the steps that we’re taking help next year be mitigated as well. So it’s not the most concerning thing that we have in our bucket right now. So we think we’ve taken the appropriate steps to make it as small as possible.

Alexander W. Pease CommScope Holding Company, Inc. - Executive VP & CFO

And on your tax question, we expect taxes for the combined company to be in the range of around 30% and then cash taxes a little bit more than half of that.

Bruce McClelland ARRIS International plc - CEO & Director

And just on final question, Simon. So you will see this in our 10-Q. Network & Cloud sales for Q3 were $532 million, CPE was $942 million and Enterprise was $180 million.

Marvin S. Edwards CommScope Holding Company, Inc.- President, CEO & Director

And thanks to each of you all for attending our conference call this morning. We’re very excited about what this opportunity gives for our company and for the value creation for our shareholders. So we hope you support us, and we’ll talk to you later. Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for your participation, and have a wonderful day. You may all disconnect.

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